SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

ONCOSEC MEDICAL INCORPORATED
(Name of Registrant as Specified in Its Charter)

Alpha Holdings, Inc. Alpha Biolabs, Inc.
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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On February 3, 2020, Alpha Holdings, Inc. issued a press release (the “Press Release”). A copy of the Press Release is attached herewith as Exhibit 1.

Exhibit 1

Alpha Holdings Urges OncoSec Stockholders to Vote Against China Grand Takeover on BLUE Proxy Card Only

Questions Entrenched OncoSec Board and Management’s Rejection of Alpha’s Superior Offer

Cautions OncoSec Stockholders Not to Be Deceived by Company’s Distortions and Manipulations

Reminds OncoSec Stockholders that $4.50 per Share from China Grand is Not Guaranteed and that Alpha’s Interests Are Aligned with Theirs

February 03, 2020 09:48 AM Eastern Standard Time

SEONGNAM, South Korea--(BUSINESS WIRE)--Alpha Holdings, Inc. (KOSDAQ: 117670) (“Alpha”), the largest stockholder of OncoSec Medical Incorporated (NASDAQ: ONCS) (“OncoSec”), with an approximate 15.1% ownership stake, today issued the following letter to OncoSec stockholders regarding OncoSec’s rejection of Alpha’s renewed binding term sheet, which detailed a superior financing proposal that would have delivered $39.3 million of value compared with the $30 million China Grand Takeover Proposal,1 including the opportunity for stockholders to receive a cash premium for 35% of OncoSec shares through a tender offer of $2.50 per share.

“Only by voting the blue card against the China Grand Takeover can we send Dan O’Connor packing and bring value to this company

February 3, 2020

Dear Fellow OncoSec Stockholders:

With OncoSec’s Special Meeting fast approaching, it’s time to get serious about the options before you.

OncoSec’s rationale for rejecting our proposal is absurd and shows just how far this Board is willing to go to protect an inferior transaction that we believe is not in your interest.

Alpha is offering MORE total value and IMMEDIATE CASH to stockholders. And what does OncoSec’s leadership do? They rejected Alpha’s binding term sheet and let our renewed proposal expire without even discussing it with Alpha.

Ask yourself, does rejecting a binding proposal that offered 31% more value to stockholders, including a cash premium, seem like an appropriate exercise of the Board’s fiduciary duty to its stockholders?

Do Not Be Deceived by the Scare Tactics Being Employed by OncoSec’s Entrenched Board and Management Team

OncoSec’s entrenched Board and Management have questioned Alpha’s motives in renewing our superior financing proposal. Our motive is simple: to give OncoSec stockholders an alternative to consider and compare against the onerous terms of the China Grand Takeover. As OncoSec’s largest stockholder, Alpha’s interests are perfectly aligned with other stockholders and Alpha has been very clear that we have taken this action because we believe OncoSec needs new leadership.

Do Not be Manipulated into Approving the China Grand Takeover Because Dan O’ Connor Says OncoSec Will “Run Out of Cash” If You Don’t

If OncoSec is in danger of “running out of cash” it’s because of Dan O’Connor’s poor management. This is yet another reason management should go, and the best course of action is for stockholders to vote AGAINST the China Grand Takeover Proposal on the BLUE card so that the transaction can be blocked. Only then will Dan O’Connor and the rest of OncoSec’s leadership realize that they should have seriously considered Alpha’s offer, which would have provided OncoSec with $30 million of additional funding. There is no circumstance under which Alpha would allow OncoSec to “run out of cash” because Alpha has the most to lose if that were to happen.

Do Not Be Deceived by OncoSec’s Efforts to Create the Impression that They Have Set a “Floor” for the Company’s Stock Price.

OncoSec not only has spurned our offer without discussion, but it continues to tout a so-called $4.50 “option” held by China Grand as a tangible benefit to you. Here is why we believe you should not rely on the $4.50 per share “option” when you vote:

●	China Grand has no obligation to make a $4.50 per share offer.
●	Granting an “option to make an offer”[2] is by definition meaningless. Anyone can make an offer at any time.
●	Nothing prohibits China Grand from making offers to acquire OncoSec at less than $4.50 per share and it is free to do so at any time.
●	OncoSec has no obligation to accept an offer even if China Grand made one. OncoSec’s proxy clearly states “[t]his purchase option does not create an obligation on the part of the Company to accept the exercise of the option…”.[3]

1 “China Grand” refers collectively to China Grand Pharmaceuticals and Healthcare Holdings (“CGP”) and Sirtex Medical US Holdings, Inc. (“Sirtex”), an affiliate of GCP.

2 See OncoSec proxy at 24.

3 See OncoSec proxy at 24.

●	The “option” expires in one year. If the China Grand Takeover is approved, in a year OncoSec’s current stockholders will be minority owners in a company controlled by China Grand and China Grand has no obligation to buy them out at a premium or at all.
●	China Grand would have NO incentive to buy additional shares at a premium. Why would they? If OncoSec shares remain below $4.50, China Grand’s incentive would be to let the option expire. After one year, they can offer any price they want or nothing at all.

We believe this entire notion is a fantasy: if Dan O’Connor is still running the company in a year and the stock is trading below $4.50 per share, ask yourself: Why would China Grand buy shares at a premium when they could simply wait until the year expires and “offer to acquire” the shares at market price?

ONLY BY VOTING THE BLUE CARD AGAINST THE CHINA GRAND TAKEOVER CAN WE SEND DAN O’CONNOR PACKING AND BRING VALUE TO THIS COMPANY

It Is Not Too Late for Stockholders Who Oppose the China Grand Takeover to Influence the Outcome of the Stockholder Vote at the Special Meeting of Stockholders on February 7, 2020

***PLEASE VOTE THE BLUE CARD ONLY***

***ANY VOTE ON THE WHITE CARD MAY HELP THE CHINA GRAND TAKEOVER***

In order to have a valid vote at the Special Meeting, a majority of OncoSec’s shares must be voted – otherwise OncoSec does not have a quorum. Without a quorum, OncoSec cannot proceed with the China Grand Takeover. Your vote on the white card – even if it is “AGAINST” the transaction – counts towards the quorum and therefore helps the China Grand Takeover.

●	The most important thing you can do right now is to VOTE ON THE BLUE PROXY CARD “AGAINST” the China Grand Takeover Proposal.
●	DO NOT VOTE ON THE WHITE PROXY CARD. Simply discard any WHITE proxy card you may receive from OncoSec.
●	If you already have voted AGAINST the China Grand Takeover on the WHITE proxy card and support Alpha’s efforts to block the transaction, YOU MUST SWITCH TO THE BLUE PROXY CARD.
●	Contact Okapi Partners at (888) 785-6617 or your broker if you need assistance voting on the BLUE proxy card.

About Alpha Holdings, Inc.

Alpha Holdings, Inc. is a top-ranked Korean company engaged in the design-development service and manufacturing of system semiconductors, biotechnologies and thermal compound materials. The company, formerly known as Alpha Chips Corp., is headquartered in Seongnam, South Korea and was founded in 2002. Alpha is listed on the KOSDAQ Market.

Forward-Looking Statements

All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are “forward-looking statements,” which are not guarantees of future performance or results, and the words “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this press release that are not historical facts are based on current expectations, speak only as of the date of this press release and involve risks that may cause the actual results to be materially different. In light of the significant uncertainties inherent in the forward-looking statements, the inclusion of such information should not be regarded as a representation as to future results. Alpha Holdings disclaims any obligation to update the information herein and reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Alpha Holdings has not sought or obtained consent from any third party to use any statements or information indicated herein as having been obtained or derived from statements made or published by third parties.

Any future acquisition by Alpha of securities of OncoSec would be subject to customary closing conditions including: the completion of satisfactory due diligence, the entry into mutually agreeable definitive agreements, the absence of any material adverse changes in OncoSec’s business and other conditions that Alpha deems reasonable under the circumstances.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

THIS COMMUNICATION IS BEING MADE IN CONNECTION WITH A SOLICITATION OF PROXIES BY ALPHA HOLDINGS, INC. IN RESPECT OF THE PROPOSED TRANSACTION BETWEEN ONCOSEC MEDICAL INCORPORATED (“ONCOSEC”) AND DECADE DEVELOPMENTS LIMITED, A DIRECT, WHOLLY-OWNED SUBSIDIARY OF CHINA GRAND PHARMACEUTICAL AND HEALTHCARE HOLDINGS LIMITED (“CGP”), AND SIRTEX MEDICAL US HOLDINGS, INC. ONCOSEC HAS SCHEDULED A SPECIAL MEETING OF STOCKHOLDERS (THE “SPECIAL MEETING”) IN CONNECTION WITH THE PROPOSED TRANSACTION. ALPHA HOLDINGS, INC. HAS FILED A DEFINITIVE PROXY STATEMENT ON SCHEDULE 14A WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) IN CONNECTION WITH THE SOLICITATION OF PROXIES FOR THE SPECIAL MEETING. STOCKHOLDERS OF ONCOSEC ARE ADVISED TO READ ALPHA HOLDING’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND OTHER DOCUMENTS FILED WITH SEC BY ALPHA WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. THE DEFINITIVE PROXY STATEMENT AND FORM OF “BLUE” PROXY CARD ARE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.

THE PROPOSED TENDER OFFER FOR THE OUTSTANDING COMMON STOCK HAS NOT YET COMMENCED. THIS COMMUNICATION IS NOT AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL THE COMPANY’S COMMON STOCK. THE SOLICITATION AND THE OFFER TO PURCHASE THE COMMON STOCK WILL ONLY BE MADE PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS FILED WITH THE SEC. AT THE TIME A TENDER OFFER IS COMMENCED, ALPHA WILL FILE A TENDER OFFER STATEMENT ON SCHEDULE TO WITH THE SEC, AND THE COMPANY WILL FILE A SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WITH RESPECT TO THE TENDER OFFER.

THE COMPANY’S STOCKHOLDERS ARE ADVISED TO READ ANY SCHEDULE TO (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND ANY SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO.

INVESTORS AND STOCKHOLDERS MAY OBTAIN FREE COPIES OF THE SCHEDULE TO AND SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND OTHER DOCUMENTS FILED BY THE PARTIES (WHEN AVAILABLE), AT THE SEC’S WEB SITE AT WWW.SEC.GOV.

Contacts

Investors
Bruce Goldfarb / Chuck Garske
Okapi Partners
+ 1 (212) 297-0720

Media
Renée Soto / Hugh Burns / Nicholas Leasure
Reevemark
+ 1 (212) 433-4600

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